Exhibit 99.1

Individual Trustees

Daniel O. Conwill, IV

Gary C. Evans

Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS  78701

TEL OFFSHORE TRUST ANNOUNCES HURRICANE DAMAGE TO PROPERTIES

AUSTIN, TEXAS October 7, 2008 – TEL OFFSHORE TRUST (NASDAQ symbol - TELOZ) announces that production from the two most significant oil and gas properties associated with the Trust has ceased following damage inflicted by Hurricane Ike in September 2008.  The principal asset of the Trust consists of a 99.99% interest in TEL Offshore Trust Partnership.  The Partnership owns an overriding royalty interest, equivalent to a 25% net profits interest, in certain oil and gas properties, including the working interest ownership interest of Chevron U.S.A. Inc. in Eugene Island 339 and Ship Shoal 182 and 183.  The information contained in this press release regarding hurricane-related damages affecting the two oil and gas properties is based on information provided to the Corporate Trustee of the Trust by Chevron U.S.A. Inc., the managing general partner of the Partnership.

The platforms and wells on Eugene Island 339 were destroyed by Hurricane Ike.  Crude oil revenues from Eugene Island 339 represented approximately 48% of the crude oil and condensate revenues for the royalty properties in 2007 and for the third quarter in 2008.  Eugene Island 339 contributed approximately 12% of the revenues from natural gas sales from the royalty properties in 2007 and approximately 45% of the revenues from natural gas sales in the third quarter of 2008.  Chevron U.S.A. Inc. is assessing its alternatives and the economic feasibility for restoring production at the property.  At this point in time, there can be no assurance as to how or when, or if at all, production may be restored at Eugene Island 339.  Generally, if production ceases from an outer continental shelf lease, like that for Eugene Island 339, production must be restored or drilling operations must commence within 180 days of the cessation, or the lease will be terminated.  A lease operator may seek approval from the regional supervisor of the Mineral Management Service to allow additional time to restore production.  There can be no assurance that production at Eugene Island 339 will be restored within such 180 day period, or that the lease operator will seek any such extension, or that, if sought, such an extension would be granted, or that, if so granted, that production will be restored within the extended time period.

While Hurricane Ike caused limited surface damage to the facilities at Ship Shoal 182/183, all of the wells at Ship Shoal 182/183 have been shut-in following hurricane-related damage to a third-party transporter’s natural gas pipeline.  The more productive wells on the properties produce both oil and gas, and there is currently no downstream transmission available for any gas produced from the wells.  Crude oil revenues from Ship Shoal 182/183 represented approximately 50% of the crude oil and condensate revenues for the royalty properties in 2007 and for the third quarter in 2008.  Ship Shoal 182/183 contributed approximately 77% of the revenues from natural gas sales from the royalty properties in 2007 and approximately 39% of the revenues from natural gas sales in the third quarter of 2008.  Each of Chevron U.S.A. Inc. and the natural gas transporter is assessing its alternatives and the economic feasibility for restoring pipeline transportation.  At this point in time, there can be no assurance as to how or when, or if at all, production may be restored at Ship Shoal 182/183.

The Trust will be making its previously announced third quarter distribution on October 10, 2008 to unit holders of record on September 30, 2008.  However, based on the damage caused by Hurricane Ike, the Trust’s scheduled distribution for the fourth quarter of 2008 is expected to be severely negatively impacted, and there may not be sufficient net proceeds from the royalty properties to make any distribution.  Future distributions are also likely to be severely negatively impacted.  At this time, the ultimate outcome of these various matters cannot be determined.

This press release contains forward-looking statements regarding the royalty properties and future distributions from the Trust.  Important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2007 under “Item 1A. Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

www.businesswire.com/cnn/tel-offshore.htm